Exhibit 21.1

List of Significant Subsidiaries and VIE of the Registrant

Significant Subsidiaries	Place of Incorporation
Luckin Coffee Investment Inc.	British Virgin Islands
Luckin Coffee (Hong Kong) Limited	Hong Kong
Luckin Coffee Roasting (Hong Kong) Limited	Hong Kong
Luckin Coffee (China) Co., Ltd.	PRC
Beijing Luckin Coffee Co., Ltd.	PRC
Tianjin Luckin Coffee Co., Ltd.	PRC
Luckin Coffee E-commerce (Pingtan) Co., Ltd.	PRC
Luckin Coffee Roasting (Xiamen) Co., Ltd.	PRC
Luckin Coffee Roasting (Tianjin) Co., Ltd.	PRC

VIE	Place of Incorporation
Beijing Luckin Coffee Technology Ltd.	PRC